                                                                       EXHIBIT 2











                          AGREEMENT AND PLAN OF MERGER


                                     AMONG


                                SPYGLASS, INC.,


                           SPYGLASS ACQUISITION CORP.


                                      AND


                                ALLPEN SOFTWARE


                                     DATED


                               NOVEMBER 14, 1997

                               TABLE OF CONTENTS




ARTICLE I
                                                                  Page
       THE MERGER..................................................1
       1.1    The Merger...........................................1
       1.2    The Closing .........................................1
       1.3    Actions at the Closing...............................1
       1.4    Additional Action....................................2
       1.5    Conversion of Shares.................................3
       1.6    Fractional Shares....................................3
       1.7    Escrow ..............................................3
       1.8    Options..............................................4
       1.9    Dissenting Shares....................................4
       1.10   Articles of Incorporation............................5
       1.11   No Further Rights....................................5

ARTICLE II

       REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............5
       2.1    Organization ........................................5
       2.2    Capitalization ......................................5
       2.3    Authorization .......................................6
       2.4    Noncontravention ....................................6
       2.5    Financial Statements and Information.................7
       2.6    Intellectual Property................................7
       2.7    Trademarks ..........................................8
       2.8    Accounts Receivables.................................9
       2.9    Real Property........................................9
       2.10   Personal Property....................................9
       2.11   Accounts Payable.....................................9
       2.12   Contracts............................................9
       2.13   Permits..............................................9
       2.14   Books and Records....................................9
       2.15   Tax Matters..........................................10
       2.16   Product Warranties...................................10
       2.17   Insurance............................................10
       2.18   Legal Compliance.....................................10
       2.19   Litigation...........................................10
       2.20   Confidential Information.............................10
       2.21   Customers and Suppliers..............................10
       2.22   Employees............................................11
       2.23   Business Relationships With Affiliates...............11
       2.24   Brokers' Fees........................................11
       2.25   Pooling of Interests.................................11
       2.26   Company Transaction Expenses.........................11
       2.27   Disclosure...........................................11

ARTICLE III

       REPRESENTATIONS AND WARRANTIES OF THE BUYER.................12
       3.1    Organization.........................................12
       3.2    Capitalization.......................................12
       3.3    Authorization........................................12
       3.4    Noncontravention.....................................13
       3.5    Buyer Reports and Financial Statements...............13
       3.6    Absence of Certain Changes...........................13
       3.7    Representations Relating to Qualification of
              the Merger as a Tax-Free Reorganization..............13
       3.8    Litigation...........................................14
       3.9    Pooling of Interests.................................14
       3.10   Listing of Merger Shares.............................14



                                                                   Page
       3.11    Disclosure...........................................14

ARTICLE IV

       COVENANTS....................................................14
       4.1     Employees............................................14
       4.2     Sale of Merger Shares Under Rule 144.................15
       4.3     Pooling of Interests.................................15
       4.4     Indemnification......................................15
       4.5     Tax Reporting........................................15


ARTICLE V

       INDEMNIFICATION..............................................15
       5.1     Indemnification......................................15
       5.2     Method of Asserting Claims...........................16
       5.3     Survival.............................................16
       5.4     Limitations..........................................17

ARTICLE VI

       REGISTRATION RIGHTS..........................................17
       6.1     Registration of Shares...............................17
       6.2     Limitations on Registration Rights...................18
       6.3     Registration Procedures..............................18
       6.4     Requirements of Rightsholders........................19
       6.5     Indemnification......................................20
       6.6     Assignment of Rights.................................20

ARTICLE VII

       DEFINITIONS..................................................20

ARTICLE VIII

       MISCELLANEOUS................................................21
       8.1     [Intentionally omitted]..............................21
       8.2     No Third Party Beneficiaries.........................21
       8.3     Entire Agreement.....................................21
       8.4     Succession and Assignment............................21
       8.5     Counterparts.........................................22
       8.6     Headings.............................................22
       8.7     Notices..............................................22
       8.8     Governing Law........................................22
       8.9     Amendments and Waivers...............................22
       8.10    Severability.........................................22


Exhibit A      - Merger Agreement
Exhibit B      - Optionholder Consent
Exhibit C      - Investment Representation Letter
Exhibit D-1    - Employment Letter Agreement with Ivan Yurtin
Exhibit D-2    - Employment Letter Agreement with Wayne Yurtin
Exhibit E      - Noncompetition Agreement
Exhibit F      - Form of opinion of Morrison & Foerster LLP
Exhibit G      - Form of opinion of Hale and Dorr LLP
Exhibit H      - Escrow Agreement

                          AGREEMENT AND PLAN OF MERGER


     This Agreement is entered into as of November 14, 1997 among Spyglass, Inc., a Delaware corporation (the "Buyer"), Spyglass Acquisition Corp., a California corporation and a wholly owned subsidiary of the Buyer (the "Transitory Subsidiary"), and Allpen Software, a California corporation (the "Company"). The Buyer and the Company are referred to collectively herein as the "Parties."

     This Agreement contemplates a merger of the Transitory Subsidiary into the Company, in which the stockholders of the Company will receive common stock of the Buyer in exchange for their common stock of the Company.

     The Parties intend that the merger contemplated by this Agreement shall be treated as a tax free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.


                                  ARTICLE I

                                  THE MERGER

     1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Company (with such merger referred to herein as the "Merger") at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The "Effective Time" shall be the time at which the Company and the Transitory Subsidiary file the Merger Agreement in the form attached hereto as Exhibit A, together with the required officers' certificates of the Transitory Subsidiary and the Company (collectively, the "Merger Filings"), in accordance with Sections 1101, 1102 and 1103 of the California Corporations Code, with the Secretary of State of the State of California.

     1.2 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on the date of this Agreement or such later date as may be mutually agreeable to the Parties (the "Closing Date").

     1.3 Actions at the Closing.  At the Closing:

     (a) the Company shall deliver to the Buyer copies of (i) all of the waivers, permits, consents, approvals, authorizations, registrations, filings and notices referred to in the last sentence of Section 2.4 and (ii) the consent of each holder of an Option in the form attached hereto as Exhibit B;

     (b) the Company shall deliver to the Buyer an Investment Representation Letter in the form attached hereto as Exhibit C executed by each of the stockholders of record of the Company immediately prior to the Effective Time (the "Company Stockholders"), other than holders of Dissenting Shares (as defined in Section 1.9);

     (c) the Buyer and each of Ivan W. Yurtin and Wayne B. Yurtin shall execute and deliver employment letter agreements in the form attached hereto as Exhibit D-1 and Exhibit D-2, respectively;

     (d) the Buyer and each of Ivan W. Yurtin and Wayne B. Yurtin shall execute and deliver Noncompetition Agreements in the form attached hereto as Exhibit E;

     (e) the Company shall deliver to the Buyer the Buyer's standard form of employee confidentiality agreement executed by each employee of the Company;

     (f) the Company shall cause Morrison & Foerster LLP to deliver to the Buyer an opinion in the form attached hereto as Exhibit F, dated as of the Closing Date;

     (g) the Buyer shall cause Ernst & Young LLP, auditors for the Buyer, to deliver to the Buyer a letter, in a form reasonably satisfactory to the Buyer, to the effect that the Buyer may treat the Merger as a "pooling of interests" for accounting purposes;

     (h) the Company shall deliver to the Buyer the resignations, effective as of the Effective Time, of each director and officer of the Company;

     (i) the Company shall cause Alliant Partners (formerly Bentley Hall Von Gehr International) (the "Broker") to deliver to the Buyer a letter or other instrument, in a form reasonably satisfactory to the Buyer, setting forth the total fees and expenses payable to the Broker for the services rendered by the Broker to the Company or its stockholders, which fees shall be consistent with the engagement letter dated September 5, 1996 between the Company and the Broker (the "Broker Agreement"), and the Buyer shall pay such fees.

     (j) the Buyer shall cause Hale and Dorr LLP to deliver to the Company Stockholders an opinion in the form attached hereto as Exhibit G, dated as of the Closing Date;

     (k) the Company shall cause Morrison & Foerster LLP to deliver to the Company Stockholders an opinion, dated as of the Closing Date, to the effect that the Merger contemplated by this Agreement constitutes a tax-free reorganization under Section 368(a) of the Code;

     (l) the Company and the Transitory Subsidiary shall file the Merger Filings with the California Secretary of State;

     (m) each of the Company Stockholders shall be given the opportunity to deliver to the Buyer the certificate(s) representing his or her shares of common stock of the Company (the "Company Shares");

     (n) the Buyer shall deliver certificates for the Initial Shares (as defined below) in accordance with Section 1.5 to each Company Stockholder who has delivered to the Buyer certificates for Company Shares;

     (o) the Buyer and Ivan W. Yurtin and Wayne B. Yurtin (the "Indemnification Representatives") and State Street Bank and Trust Company (the "Escrow Agent") shall execute and deliver the Escrow Agreement in the form attached hereto as Exhibit H (the "Escrow Agreement") and the Buyer shall deliver to the Escrow Agent a certificate for the Escrow Shares (as defined below) being placed in escrow on the Closing Date pursuant to Section 1.7; and

     (p) the Company shall cause Morrison & Foerster LLP to present to the Buyer its bill for all fees and expenses relating to the transactions contemplated hereby, and the Buyer shall pay such amount, subject to the terms of Section 2.26.

     1.4 Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of the Company or the Transitory Subsidiary it deems necessary or advisable in order to more fully consummate the transactions contemplated by this Agreement.

     1.5 Conversion of Shares.

     (a) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

         (i) Each Company Share issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares (as defined in Section 1.9) and any Company Shares held in the Company's treasury) shall be converted into and represent the right to receive (subject to the provisions of Section 1.7) such number of shares of common stock of the Buyer, $.01 par value per share ("Buyer Common Stock"), as is equal to the Conversion Ratio. The "Conversion Ratio" shall be the result obtained by dividing (1) 1,000,000 by (2) the sum of (x) the number of outstanding Company Shares immediately prior to the Effective Time and (y) the number of Company Shares issuable upon exercise of all Options outstanding immediately prior to the Effective Time.

         (ii) Each Company Share held in the Company's treasury immediately prior to the Effective Time shall be cancelled and retired without payment of any consideration therefor.

         (iii) Each share of common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock of the Surviving Corporation.

     (b) The Company Stockholders shall be entitled to receive upon surrender of their certificate(s) that represented Company Shares converted into Merger Shares pursuant to Section 1.5(a) ("Certificates") 90% of the shares of Buyer Common Stock into which their Company Shares were converted pursuant to Section 1.5(a) (the "Initial Shares"); and the remaining 10% of the shares of Buyer Common Stock into which the Company Shares were converted pursuant to Section 1.5(a) (the "Escrow Shares") shall be deposited in escrow pursuant to Section
1.7 and shall be held and disposed of in accordance with the terms of the Escrow Agreement. The Initial Shares and the Escrow Shares shall together be referred to herein as the "Merger Shares."

     1.6 Fractional Shares. No certificates or script representing fractional Initial Shares shall be issued to the Company Stockholders upon the surrender for exchange of Certificates and no Company Stockholder shall be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Initial Shares that would otherwise be issued to such Company Stockholder. In lieu of any fractional Initial Shares that would otherwise be issued, each Company Stockholder shall, upon proper surrender of his or her Certificates, receive such whole number of Initial Shares as is equal to the precise number of Initial Shares to which it would be entitled, rounded up or down to the nearest whole number.

     1.7 Escrow. On the Closing Date, the Buyer shall deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent or its nominee) representing the Escrow Shares, for the purpose of securing the indemnification obligations of the Company Stockholders set forth in this Agreement. The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

     1.8 Options.

     (a) As of the Effective Time, all outstanding options to purchase Company Shares ("Options"), whether vested or unvested, shall be assumed by the Buyer, and shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Option at the Effective Time, such number of shares of Buyer Common Stock as is equal to the number of Company Shares subject to the unexercised portion of such Option multiplied by the Conversion Ratio (with any fraction resulting from such multiplication to be rounded up to the nearest whole number). The exercise price per share of each such assumed Option shall be equal to the exercise price of such Option immediately prior to the Effective Time divided by the Conversion Ratio (rounded down to the nearest cent). The term, exercisability, vesting schedule and all of the other terms of the Options shall otherwise remain unchanged.
Any such adjustments for Options which were incentive stock options under
Section 422 of the Code shall be made in accordance with the rules of Section 424(a) of the Code.

     (b) Within two business days after the Effective Time, the Buyer or the Surviving Corporation shall deliver to the holders of Options appropriate notices setting forth such holders' rights pursuant to such Options, as amended by this Section 1.8, and the agreements evidencing such Options shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 1.8).

     (c) The Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Options assumed in accordance with this Section 1.8. Within two business days after the Effective Time, the Buyer shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act of 1933 (as amended, the "Securities Act") with respect to all shares of Buyer Common Stock subject to such Options that may be registered on a Form S-8, and shall use its best efforts to maintain the effectiveness of such Registration Statement for so long as such Options remain outstanding.

     (d) The Company shall obtain, prior to the Closing, the consent from each holder of an Option to the amendment of such Option in the form attached hereto as Exhibit B.

     1.9 Dissenting Shares.

     (a) For purposes of this Agreement, "Dissenting Shares" means Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Chapter 13 of the California Corporations Code and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive Buyer Common Stock, unless such Company Stockholder's right to appraisal shall have ceased in accordance with Section 1309 of the California Corporations Code. If such Company Stockholder's right to appraisal of Dissenting Shares shall have ceased in accordance with Section 1309 of the California Corporations Code, then, as of the occurrence of such event (i) such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Buyer Common Stock payable in respect of such Company Shares pursuant to Section 1.5(a), (ii) the Buyer shall deliver to such holder, upon surrender for exchange of his or her Certificate(s), a certificate representing 90% of the Merger Shares to which such holder is entitled pursuant to Section 1.5(a) (which Shares shall be considered Initial Shares for purposes of this Agreement) and (iii) the Buyer shall deliver to the Escrow Agent a certificate representing

10% of the Merger Shares to which such holder is entitled pursuant to Section 1.5(a) (which Shares shall be considered Escrow Shares for purposes of this Agreement).

     (b) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and
(ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the California Corporations Code. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

     1.10 Articles of Incorporation. The Articles of Incorporation of the Surviving Corporation shall be the same as the Articles of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

     1.11 No Further Rights. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of stock certificates evidencing Company Shares immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Shares pursuant to Section 1.5.


                                  ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Buyer that the statements contained in this Article II are true and correct as of the date of this Agreement, except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosures in any paragraph of the Disclosure Schedule shall qualify the representations and warranties set forth in other paragraphs in this Article II only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other paragraphs. Whenever used in this Article II, (a) the term "to the Company's knowledge" or any similar expression shall mean to the actual knowledge of Ivan Yurtin and Wayne Yurtin, after reasonable inquiry or investigation, (b) the term "received no notice" or any similar expression shall mean the Company has not received any written notice (in the form of correspondence, a legal complaint or summons or other written communication) of the matter to which such term is applied, and (c) the term "Company Material Adverse Effect" shall mean an effect which is or is reasonably likely to be materially adverse to the results of operations, financial condition or business of the Company.

     2.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all requisite power and authority to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements and instruments contemplated hereby, and to perform its obligations under this Agreement and such other agreements and instruments and to consummate the transactions contemplated hereby and thereby. The Company does not have any subsidiaries or own any equity interest in any other corporation or entity.

     2.2 Capitalization. The authorized capital stock of the Company consists of 6,000,000 Company Shares, of which 3,730,000 shares are issued and outstanding as of the date of this Agreement and no shares are held in the treasury of the Company. Section 2.2 of the Disclosure Schedule sets forth (a) a list of all stockholders of the Company, indicating the number of Company Shares held by each stockholder and (b) a list of all holders of Options, indicating the number of Company Shares subject to each Option (the aggregate number of which is 2,105,000) and the exercise price, term and vesting schedule of each Option. All of the issued and outstanding Company Shares are duly authorized, validly issued, fully paid, nonassessable and issued without violation of any preemptive rights. Except for those Options listed in Section
2.2 of the Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act of any capital stock of the Company. The Company has not repurchased any shares of its capital stock in violation of its Articles of Incorporation or Bylaws or applicable law. All of the issued and outstanding Company Shares were issued in compliance with applicable federal and state securities laws.

     2.3 Authorization. The execution and delivery by the Company of this Agreement and the Merger Agreement attached hereto as Exhibit A and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company (including the approval by the holders of at least 95% of the outstanding Company Shares in accordance with the provisions of the California Corporations
Code). The Company provided to each stockholder of the Company, prior to the vote by the stockholders of the Company with respect to the Merger and this Agreement, (i) a copy of this Agreement, (ii) a brief description of this Agreement (including without limitation, a summary of the indemnification and escrow provisions hereof), (iii) information concerning the business and finances of the Company, (iv) copies of the Buyer Reports (as defined in Section 3.5) and (v) all information required under the California Corporations Code concerning their appraisal rights. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

     2.4 Noncontravention. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Company; (b) violate the provisions of the Articles of Incorporation or By-laws of the Company; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the Company; or (d) conflict with or result in the breach or termination of, or require any consent under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the Company's assets pursuant to, any agreement or instrument to which the Company is a party or by which the Company or any of its assets is bound. The Company has obtained all such waivers, permits, consents, approvals or other authorizations from third parties and governmental agencies, and has effected all such registrations, filings and notices with or to third parties and governmental agencies, as are required in connection with the consummation by the Parties of the transactions contemplated by this Agreement (all of which are listed in Section 2.4 of the Disclosure Schedule).

     2.5 Financial Statements and Information.

     (a) The Company has previously delivered to the Buyer its unaudited financial statements as of and for the fiscal year ended December 31, 1996 and the interim period ended October 6, 1997. Such financial statements have not been prepared in accordance with generally accepted accounting principles, but
(i) have been prepared on a cash basis (without accrued expenses or deferred income of any kind) in accordance with principles applied consistently with past practice, (ii) are consistent with the books and records of the Company and (iii) fairly present, as of the dates and for the periods indicated, the financial condition and the results of operations (on a cash basis) of the Company.

     (b) The Company has no liability, other than (i) the liabilities shown on the Company's balance sheet as of October 6, 1997, (ii) liabilities, similar in nature to those shown on the October 6, 1997 balance sheet, which have arisen after October 6, 1997 in the ordinary course of business consistent with past practice (including with respect to amount) and (iii) contractual liabilities disclosed in any contract set forth in Section 2.6 or 2.12 of the Disclosure Schedule to the extent payment or performance is not yet due.

     (c) Since October 6, 1997, there has not occurred any event or circumstance which has had, or may reasonably be foreseen to have, a Company Material Adverse Effect.

     (d) Since October 6, 1997, the Company has not done, or agreed to do, any of the following:

         (i) pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

         (ii) create, incur or assume any debt not currently outstanding (including capital leases obligations, but excluding accounts payable incurred in the ordinary course of business); assume, guarantee, endorse or otherwise become liable for the obligations of any other person; or make any loans, advances or capital contributions to, or investments in, any other person;

         (iii) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, or pay any bonuses to, its employees (other than the payment to Ivan Yurtin and Wayne Yurtin of bonuses totalling $186,000 and $253,000, respectively, and the forgiveness of the outstanding loan from the Company to Wayne Yurtin in the principal amount of $93,932, together with any associated interest); or hire or fire (other than for cause) any employee;

         (iv) acquire, sell, lease, encumber or dispose of any assets, other than purchases and sales of assets in the ordinary course of business; or

         (v) pay any obligation or liability other than in the ordinary course of business.

     2.6 Intellectual Property.

     (a) The Company owns or has the right to use all Intellectual Property (as defined below) incorporated in its products or necessary for the operation of its business as presently conducted (the "Company Intellectual Property").
Each item of Company Intellectual Property will be owned or available for use by the Surviving Corporation on substantially identical terms and conditions immediately following the Closing. The Company has taken all reasonable measures to protect the proprietary nature of each item of Company Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. To the knowledge of the Company, (a) no other person or entity has any rights to any of the Company Intellectual Property owned or used by the Company (except pursuant to agreements or licenses specified in Section 2.6(c) or 2.6(d) of the Disclosure Schedule), and (b) no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property. The Company has made available to the Buyer correct and complete copies of all other written documentation in the Company's possession evidencing ownership of, and any claims or disputes known to the Company relating to, each item of Company Intellectual Property. For purposes of this Agreement, "Intellectual Property" means all (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) mask works and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, and (vi) other proprietary rights relating to any of the foregoing.

     (b) None of the activities or business presently conducted by the Company infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any other person or entity. The Company has not received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

     (c) Section 2.6(c) of the Disclosure Schedule identifies each license or other agreement (or type of license or other agreement) pursuant to which the Company has licensed, distributed or otherwise granted any rights to any third party with respect to, any of Company Intellectual Property.

     (d) Section 2.6(d) of the Disclosure Schedule identifies each item of Company Intellectual Property that is owned by a party other than the Company, and the license or agreement pursuant to which the Company uses it.

     (e) The Company has not disclosed the source code for any of the software owned by the Company and incorporated in its products or necessary for the operation of its business as presently conducted (the "Software") or other confidential or proprietary information constituting, embodied in or pertaining to the Software to any person and has taken reasonable measures to prevent such disclosure.

     (f) All of the Software has been created by employees of the Company within the scope of their employment by the Company or by independent contractors of the Company who have executed agreements expressly assigning all right, title and interest in the Software to the Company. The Software does not include, link with or otherwise depend upon, or constitute a derivative work of, any public domain software, shareware, or (other than operating systems) third party software. No portion of the Software was jointly developed with any third party.

     2.7 Trademarks.  The Company has used the trademarks listed in Section
2.7 of the Disclosure Schedule. The Company has not licensed or granted any right to use any such trademark to any other person or entity. The Company does not use, and in the past has not used, any other trademarks or trade names other than those listed in Section 2.7 of the Disclosure Schedule.

     2.8 Accounts Receivables. All of the accounts receivable of the Company are current and were created in the ordinary course of the Company's business.

     2.9 Real Property.  The Company does not own any real property.

     2.10 Personal Property. All of the tangible personal property of the Company (including fixtures, computers, machinery and equipment) is in good operating condition and repair, normal wear and tear excepted. All such assets are located at the Company's facility at 16795 Lark Avenue, Los Gatos, California.

     2.11 Accounts Payable. All of the accounts payable of the Company were incurred in the ordinary course of the Company's business.

     2.12 Contracts.

     (a) Section 2.12 of the Disclosure Schedule lists each contract, agreement or commitment (written or oral) to which the Company is a party that is material to the Company or its business (other than those listed in Section 2.6 of the Disclosure Schedule), including without limitation (i) any contract, agreement or commitment providing for the payment by the Company of an amount in excess of $10,000; (ii) any contract, agreement or commitment concerning confidentiality or non-competition; (iii) any contract, agreement or commitment with any stockholder or employee of the Company; (iv) any contract, agreement or commitment with any distributors or resellers of the Company's products; and
(v) any lease or sublease of real estate (collectively, together with the agreements and licenses listed in Section 2.6 of the Disclosure Schedule, the "Contracts").

     (b) The Company has previously delivered to the Buyer a complete and accurate copy of each Contract (except as provided in Section 2.12(c)). Each Contract is a valid and binding agreement between the Company and the other party or parties thereto, and will continue to be so immediately following the Effective Time; and no defaults or breaches exist under any of the Contracts on the part of the Company or, to the Company's knowledge, on the part of any other party thereto, and none will arise as a result of the Merger.

     (c) The Companay is a party to a Prototype License and Confidentiality Agreement with Apple Computer, Inc. dated May 10, 1995, a Software Development, Bundling and Co-Marketing Agreement with Apple Computer, Inc. dated August 30, 1996, as amended on June 28, 1997, and a Software Development Agreement with an unidentified party dated June 1, 1997, the terms of which agreements prohibit the Company from providing copies of such agreements to the Buyer. The obligations of the Company under such agreements are similar in nature to the obligations of the Company under other agreements to which it is a party; the Company, using its current personnel, will be able to fulfill when due its obligations under such agreements; and the Company has no reason to believe that the terms of such agreements will have a Company Material Adverse Effect.

     2.13 Permits. The Company possesses all licenses, permits, certificates, registrations and authorizations from any governmental or regulatory authority or agency that are required for the Company to conduct its business, each of which is listed in Section 2.13 of the Disclosure Schedule.

     2.14 Books and Records. The books, records and files of the Company are accurate and complete in all material respects.

     2.15 Tax Matters. The Company has filed on a timely basis all federal, state, local and foreign Tax (as defined below) returns that were required to be filed, all of which returns were accurate and complete in all material respects. The Company has paid all Taxes which have become due and withheld and remitted any Taxes required to be withheld by it. No unsatisfied deficiencies have been asserted or assessed against the Company as a result of any audit by the Internal Revenue Service or any state or local taxing authority, and no examination or audit by any such authority is currently in progress or, to the knowledge of the Company, threatened. "Taxes" means all taxes, charges, fees and similar assessments (including without limitation those relating to income, receipts, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchises) imposed by the United States of America or any state, local or foreign government, or any agency thereof.

     2.16 Product Warranties. No product sold or licensed by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity beyond the applicable standard warranty terms which are set forth in
Section 2.16 of the Disclosure Schedule.

     2.17 Insurance.

     (a) The Company maintains, and has maintained since its inception, insurance with respect to its assets and business, the scope and coverage amounts of which are adequate for the business in the Company's reasonable judgment.

     (b) No product liability or similar claim has ever been asserted against the Company.

     2.18 Legal Compliance. The Company, and the conduct and operations of the Company's business, are in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government or governmental authority (including without limitation any relating to public health and safety, environmental protection or hazardous waste), except for any violation or default which does not and is not reasonably likely to have a Company Material Adverse Effect. The Company has not received any notice from any federal, state or local governmental or regulatory authority indicating that it is or may be in violation of any law, and the Company has no liability in connection with any environmental remediation or cleanup.

     2.19 Litigation. The Company is not a party to any, nor has it received notice of any threatened, litigation, suit, action, investigation, proceeding or controversy before any court, administrative agency or other governmental authority.

     2.20 Confidential Information. Section 2.20 of the Disclosure Schedule describes any disclosures by the Company, outside the ordinary course of business, of any information of a proprietary or confidential nature relating to its business, products, technology or financial condition to any person or entity. All such disclosures were made pursuant to customary non-disclosure agreements which prevent use (except for the purpose of evaluating a potential transaction with the Company) or disclosure by the receiving party of the proprietary or confidential information disclosed by the Company.

     2.21 Customers and Suppliers. No customer that has purchased or licensed products from the Company since January 1, 1997 has notified the Company that it will not license any products from the Company in the future or that it wishes to return any products previously licensed from the Company; and no supplier that has supplied products to the Company since January 1,

1997 has notified the Company that it will not sell materials or products to the Company in the future.

     2.22 Employees.

     (a) Section 2.22(a) of the Disclosure Schedule sets forth a complete and accurate list of all employees of the Company, including their title or position, date of hire and salary or wage rate. No employees of the Company are represented by any labor union or subject to any collective bargaining agreement. Each employee of the Company has entered into the Company's standard confidentiality agreement, a copy of which has been delivered by the Company to the Buyer.

     (b) Section 2.22(b) of the Disclosure Schedule contains a list of all employee benefit plans or policies (including, without limitation, "employee benefit plans" within the meaning of Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), bonus programs, insurance plans, policies relating to vacations, sick days and leaves of absence, and pension or retirement plans) of the Company; and complete and accurate copies of each such plan or policy have been delivered by the Company to the Buyer. The Company has complied in all material respects with the terms of each such plan or policy and with the provisions of all laws and regulations applicable to such plan or policy. The amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) of all employee benefit plans of the Company that are subject to Title IV of ERISA determined as of the date of this Agreement does not exceed $90,000. If the assets of all such plans were to be liquidated on the Closing Date the proceeds of such liquidation would not be reduced by any charges, including without limitation deferred sales charges, surrender fees or back-end loads, but excluding reasonable brokerage commissions.

     2.23 Business Relationships With Affiliates. No officer, director or stockholder of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) to the Company's knowledge, has any claim or cause of action against the Company, or (c) owes any money to, or is owed any money by, the Company (other than salaries since the most recent regularly scheduled pay date and the rights of the Company's stockholders with respect to the assets of the Company upon a liquidation or dissolution).

     2.24 Brokers' Fees. Except for a fee payable to the Broker pursuant to the Broker Agreement, a copy of which has been provided to the Buyer, the Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Merger.

     2.25 Pooling of Interests. To the knowledge of the Company, after consultation with its advisors, neither the Company nor any of its stockholders has taken or agreed to take any action that would prevent the Buyer from accounting for the business combination to be effected by the Merger as a "pooling of interests."

     2.26 Company Transaction Expenses. The Company has ascertained the aggregate amount (the "Expense Amount") of all costs and expenses, including without limitation legal fees and expenses and accounting fees and expenses, incurred by the Company in connection with the transactions contemplated by this Agreement, other than the fee described in Section 2.24 payable to the Broker (the "Company Transaction Expenses"), and has delivered deliver written notice of the Expense Amount to the Buyer. The Expense Amount does not exceed $100,000.

     2.27 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure

Schedule or the certificate to be delivered by or on behalf of the Company pursuant to Section 5.1(f) of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit (when read in conjunction with the other statements contained herein and in the Disclosure Schedule) to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.


                                 ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer represents and warrants to the Company as follows:

     3.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements and instruments contemplated hereby, and to perform its obligations under this Agreement and the other agreements and instruments and consummate the transactions contemplated hereby and thereby.

     3.2 Capitalization. The authorized capital stock of the Buyer consists of (a) 50,000,000 shares of Buyer Common Stock, of which 12,369,709 shares were issued and outstanding as of October 31, 1997 and (b) 2,000,000 shares of Preferred Stock, $.01 par value per share, none of which are issued or outstanding. The authorized capital stock of the Transitory Subsidiary consists of 1,000 shares of common stock, $.01 par value per share, all of which are outstanding and owned by the Buyer. All of the foregoing shares have been duly authorized and validly issued and are fully paid and nonassessable, and were issued in conformity with applicable federal and state securities laws. All of the Merger Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free and clear of any claims, liens, pledges, charges, encumbrances, security interests, options, restrictions on transfer (except those imposed by the federal and state securities laws), rights of first refusal, preemptive or other rights or any other imperfections of title whatsoever (other than those created or incurred by the Company Stockholders). As of October 31, 1997, 1,967,309 shares of Buyer Common Stock are issuable upon the exercise of options outstanding under the Spyglass, Inc. 1991 Employee Stock Option Plan, the 1995 Stock Incentive Plan of the Buyer, as amended, the 1995 Director Stock Option Plan of the Buyer, and the SurfWatch Software, Inc. Stock Option Plan (the "Buyer Options"). Except for the Buyer Options, there are no outstanding equity securities, or agreements or obligations to issue or grant any rights to acquire any equity securities, of the Buyer, or any agreements to restructure or recapitalize the Buyer. Without limiting the foregoing, there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Buyer.

     3.3 Authorization. The execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and (in the case of the Transitory Subsidiary) the Merger Agreement attached hereto as Exhibit A, and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Buyer and the Transitory Subsidiary. The consent of the stockholders of the Buyer is not required in connection with the Merger. This Agreement constitutes the valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against the Buyer and the Transitory

Subsidiary in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

     3.4 Noncontravention. Subject to the execution and delivery by each of the Company Stockholders (other than holders of Dissenting Shares) to the Buyer of an investment representation letter in the form of Exhibit C attached hereto and to the accuracy of the other representations and warranties contained therein and in Article II of this Agreement, the execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer or the Transitory Subsidiary; (b) violate the provisions of the charter or By-laws of the Buyer or the Transitory Subsidiary; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the Buyer or the Transitory Subsidiary; or (d) conflict with or result in the breach or termination of, or require any consent under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the Buyer's or the Transitory Subsidiary's assets pursuant to, any agreement or instrument to which the Buyer or the Transitory Subsidiary is a party or by which the Buyer or the Transitory Subsidiary or any of their assets is bound.

     3.5 Buyer Reports and Financial Statements. The Buyer has previously furnished to the Company true and complete copies of (i) its Annual Report on Form 10-K for the fiscal year ended September 30, 1996, its Proxy Statement for the 1997 Annual Meeting of Stockholders, its Quarterly Report on Form 10-Q for the quarter ended December 31, 1996, its Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, its Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 and its Current Report on Form 8-K dated July 15, 1997, as amended (collectively, the "Buyer Reports"), as filed with the Securities and Exchange Commission (the "SEC"), and (ii) its Certificate of Incorporation and By-laws, as amended to date. The Buyer Reports comply in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder. As of their dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Buyer included in the Buyer Reports (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (ii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer (and its subsidiaries) as of the respective dates thereof and for the periods referred to therein. The Buyer Reports were timely filed with the SEC and constitute all reports required to be filed by the Buyer pursuant to the Exchange Act from September 30, 1996 through the date of this Agreement.

     3.6 Absence of Certain Changes. Since June 30, 1997, there has not occurred any event or circumstance which has had, or may reasonably be foreseen to have, a material adverse effect on the results of operations, financial condition or business of the Buyer (a "Buyer Material Adverse Effect").

     3.7 Representations Relating to Qualification of the Merger as a Tax-Free Reorganization. (a) The Buyer (i) is not an "investment company" as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code; (ii) has no present plan or intention to liquidate the Surviving Corporation or to merge the Surviving Corporation with or into any other corporation or entity, or to sell or otherwise dispose of the stock of the Surviving Corporation which Buyer will acquire in the Merger, or to cause the Surviving Corporation to sell or otherwise dispose of its assets, all except in the ordinary course of business or if such liquidation, merger, disposition is described in both Section 368(a)(2)(C) and Treasury Regulation Section 1.368-2(j)(4); (iii) has no present plan or intention, following the Merger, to issue any additional shares of stock of the Surviving Corporation or to create any new class of stock of the Surviving Corporation; (b) the Transitory Subsidiary is a wholly-owned subsidiary of the Buyer, formed solely for the purpose of engaging in the Merger, and will carry on no business prior to the Merger; (c) immediately prior to the Merger, the Buyer will be in control of Transitory Subsidiary within the meaning of Section 368(c) of the Code; (d) immediately following the Merger, the Surviving Corporation will hold at least 90% of the fair market value of the Transitory Subsidiary's net assets and at least 70% of the fair market value of the Transitory Subsidiary's gross assets held immediately prior to the Merger (for purposes of this representation, amounts used by the Transitory Subsidiary to pay reorganization expenses, if any, will be included as assets of the Company or the Transitory Subsidiary, respectively, held immediately prior to the Merger); (e) the Buyer has no present plan or intention to reacquire any of the Merger Shares; (f) the Transitory Subsidiary will have no liabilities assumed by the Surviving Corporation and will not transfer to the Surviving Corporation any assets subject to liabilities in the Merger; and (g) following the Merger, the Surviving Corporation will continue the Company's historic business or use a significant portion of the Company's historic business assets in a business as required by Section 368 of the Code and the Treasury Regulations promulgated thereunder.

     3.8 Litigation. Except as disclosed in the Buyer Reports, the Buyer is not a party to any, nor has it received notice of any threatened litigation, suit, action, investigation, proceeding or controversy before any court, administrative agency or other governmental authority which has or may reasonably be foreseen to have a Buyer Material Adverse Effect.

     3.9 Pooling of Interests. To the knowledge of the Buyer, after consultation with its advisors, neither the Buyer nor any of its stockholders has taken or agreed to take any action that would prevent the Buyer from accounting for the business combination to be effected by the Merger as a "pooling of interests."

     3.10 Listing of Merger Shares. The Buyer has filed with The Nasdaq Stock Market, Inc. ("Nasdaq") a Notification Form for Listing of Additional Shares with respect to the Merger Shares.

     3.11 Disclosure. No representation or warranty by the Buyer contained in this Agreement, and no statement contained in the certificate to be delivered by or on behalf of the Buyer pursuant to Section 5.2(d) this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit (when read in conjunction with the other statements contained herein and in the Buyer Reports) to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                  ARTICLE IV
                                  COVENANTS

     4.1 Employees. Effective as of the Closing, the Buyer shall offer to continue the employment of each employee of the Company (terminable at the will of the Buyer), upon the salaries set forth in Section 2.22(a) of the Disclosure Schedule. The employees of the Company who are offered continued employment by the Buyer shall be entitled to participate in the employee benefit plans and programs of the Buyer, to the extent his/her position, salary and other qualifications makes him/her eligible to participate, and shall be given service credit for the purposes of such plans and policies for the length of time and position in which such employee was employed by the Company. The Buyer agrees to review the salaries of such employees following the Closing and make such increases as it deems appropriate to bring the salaries of such employees in line with those of other comparable employees of the Buyer. For federal and state income tax reporting purposes, no part of the Merger Shares will be allocated to the noncompetition agreements referred to in Section 5.1(h) hereof, and the Buyer will not claim any deduction in respect thereof.

     4.2 Sale of Merger Shares Under Rule 144. From and after the Closing Date, at the request of any holder of Merger Shares (or other Registrable Securities (as defined in Section 6.1)) who proposes to sell the same in compliance with Rule 144 under the Securities Act, the Buyer shall (a) promptly furnish to such holder a written statement as to its compliance with the filing requirements of the SEC as set forth in Rule 144, as the same may be amended from time to time, and (b) make such additional filings of reports with the SEC as will enable the holders of Registrable Securities to make sales thereof pursuant to such Rule. The Buyer shall provide its transfer agent with appropriate instructions and/or opinions of counsel in order for any restrictive legend contained on the certificates for the Merger Shares (or other Registrable Securities) to be removed when appropriate and for such holders to sell, transfer and/or dispose of the Registrable Securities in accordance with Rule 144.

     4.3 Pooling of Interests. The Buyer shall publish (within the meaning of Accounting Series Release No. 130, as amended, of the SEC) financial results covering at least 30 days of combined operations of the Buyer and the Company as soon as reasonably practicable after the Closing Date (the date such financial results are published shall be referred to herein as the "Pooling Date"), and in any event (assuming the Closing occurs on or before December 1,
1997) no later than February 14, 1998.

     4.4 Indemnification. The Buyer agrees and acknowledges that, following the Effective Time, the officers and directors of the Company immediately prior to the Effective Time shall be entitled to be indemnified by the Surviving Corporation in their capacities as officers and directors of the Company prior to the Effective Time to the extent provided by the Bylaws and Articles of Incorporation of the Company in effect as of the date of this Agreement. Notwithstanding the foregoing, no Company Stockholder shall be entitled to indemnification pursuant to such Articles or Bylaws as to any claim by the Buyer or any "third party claim" to which the Buyer is otherwise entitled to indemnification pursuant to Article V of this Agreement.

     4.5 Tax Reporting. The Parties intend that the Merger will be treated as a tax-free reorganization under Section 368(a) of the Code for federal and state income tax purposes. The Parties agree that they will report the Merger as a reorganization under Section 368(a) of the Code.


                                  ARTICLE V
                               INDEMNIFICATION

     5.1 Indemnification. The Company Stockholders shall indemnify the Buyer and the Surviving Corporation (the "Indemnified Parties") in respect of, and hold each Indemnified Party harmless against, any and all debts, obligations and other liabilities, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) incurred or suffered by an Indemnified Party ("Damages"), resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company contained in this Agreement.

     5.2 Method of Asserting Claims.

     (a) All claims for indemnification by the Indemnified Parties pursuant to this Article V shall be made in accordance with the provisions of this Section
5.2 and the Escrow Agreement. All claims for indemnification by Indemnified Parties other than the Buyer shall be made by and through the Buyer.

     (b) If a third party asserts that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article V, and the Buyer reasonably determines that it has a valid business reason to fulfill such obligation, then (i) the Buyer shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnification Representatives, (ii) the Buyer may make a claim for indemnification pursuant to this Article V, and (iii) such Indemnified Party shall be reimbursed for any such Damages for which it is entitled to indemnification pursuant to this Article V (subject to the right of the Indemnification Representatives to dispute such entitlement to indemnification pursuant to this Article V and/or the Escrow Agreement).

     (c) The Buyer shall give prompt written notification to the Indemnification Representatives of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article V may be sought. Within 30 days after delivery of such notification, the Indemnification Representatives may, upon written notice thereof to the Buyer, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Buyer, provided the Indemnification Representatives acknowledge in writing to the Buyer that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such action, suit or proceeding constitute Damages for which the Indemnified Party shall be entitled to indemnification pursuant to this Article V. If the Indemnification Representatives do not so assume control of such defense, the Buyer shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the Indemnification Representatives assume control of such defense and the Buyer reasonably concludes that the Company Stockholders and the Buyer have conflicting interests with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Buyer insofar as they relate to such conflict shall be considered "Damages" for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. Neither the Buyer nor any other Indemnified Party shall agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnification Representatives, which shall not be unreasonably withheld. The Indemnification Representatives shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Buyer, which shall not be unreasonably withheld.

     5.3 Survival. The representations and warranties of the Company and the Buyer in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the date one year after the Closing Date and shall not be affected by any examination made for or on behalf of the other Party or the knowledge of any of such other Party's officers, directors, stockholders, employees or agents. If a notice of a claim for Damages incurred or suffered, or a notice for Damages that are reasonably expected to be incurred or suffered on account of a legal proceeding instituted by or a written claim made by a third party, is properly given before the expiration of such period, then (notwithstanding the expiration of such period) the representation or warranty applicable to such claim shall survive until, but only for the purposes of, the resolution of such claim.

     5.4 Limitations. Notwithstanding anything to the contrary herein, (a) the aggregate liability of the Company Stockholders for Damages under this
Article V shall not exceed the value of the Escrow Shares, as determined in accordance with the Escrow Agreement, and the Indemnified Parties' recourse for claims under this Article V shall be only to the Escrow Shares and (b) the Company Stockholders shall be liable under this Article V for only that portion of the aggregate Damages not paid directly by the Company Stockholders which exceeds $200,000 (provided that the limitation in this clause (b) shall not apply to a claim made for expenses in excess of those set forth in Section 2.26). Except with respect to claims based on fraud, the rights of the Indemnified Parties under this Article V shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company contained in this Agreement. No Company Stockholder shall have any right of contribution against the Company with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

                                  ARTICLE VI
                             REGISTRATION RIGHTS

     6.1 Registration of Shares. The Buyer shall, promptly after the Closing, file with the SEC, and use its best efforts to have declared effective no later than the Pooling Date, a registration statement on Form S-3 covering the resale to the public by the Company Stockholders of 50% of the Merger Shares, together with any shares of Buyer Common Stock issued as a dividend or distribution or issuable upon the conversion of exercise of any option, warrant, right or other security which is issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, such Merger Shares (collectively, with such Merger Shares, the "Registrable Shares"). The Buyer shall use commercially reasonable efforts to remain eligible for the use of a registration statement on Form S-3, but shall instead register 50% of the Registrable Shares on a registration statement on Form S-1 if it is ineligible for the use of a registration statement on Form S-3. The registration statement filed by the Buyer under this Section 6.1 shall be referred to herein as the "Stockholder Registration Statement"; and the stockholders holding such Registrable Shares shall be referred to as the "Rightsholders." The Buyer shall cause the Stockholder Registration Statement to remain effective (and the prospectus therein updated as necessary) until one year after the Stockholder Registration Statement is declared effective or such earlier time as all of the Registrable Shares covered by the Stockholder Registration Statement have been sold pursuant thereto. At all times until all of the Merger Shares and other Registrable Shares have been sold by the holders thereof, the Buyer shall file with the SEC and, if applicable, Nasdaq, in a timely manner, all reports and other documents required to be filed by the Buyer (1) with the SEC pursuant to the Exchange Act, and (2) with Nasdaq pursuant to its rules and regulations.

     6.2 Limitations on Registration Rights.

     (a) The Buyer may, by written notice to the Rightsholders, delay the filing or effectiveness of, or suspend, for a period no longer than 60 days, the Stockholder Registration Statement, and require that the Rightsholders immediately cease sales of shares pursuant to the Stockholder Registration Statement, in any period during which the Buyer is engaged in any activity or transaction or preparations or negotiations for any activity or transaction ("Buyer Activity") that the Buyer desires to keep confidential for business reasons, if the Buyer determines in good faith (and so certifies to the Rightsholders) that the public disclosure requirements imposed on the Buyer under the Securities Act in connection with the Stockholder Registration Statement would require disclosure of the Buyer Activity; provided, however, that (i) the Buyer shall use commercially reasonable efforts to minimize the length of any such period of delay or suspension, (ii) any such delay or suspension shall be applied in the same manner to any other registration statement or proposed offering of the Buyer's securities proposed or then in effect and (iii) the Buyer shall not be permitted to so delay or suspend the Stockholder Registration Statement for an aggregate of more than 60 days in any 12-month period.

     (b) If the Buyer delays or suspends the Stockholder Registration Statement or requires the Rightsholders to cease sales of shares pursuant to paragraph
(a) above, the Buyer shall, as promptly as practicable following the termination of the circumstance which entitled the Buyer to do so, take such actions as may be necessary to file or reinstate the effectiveness of the Stockholder Registration Statement and/or give written notice to all Rightsholders authorizing them to resume sales pursuant to the Stockholder Registration Statement. If as a result thereof the prospectus included in the Stockholder Registration Statement has been amended to comply with the requirements of the Securities Act, the Buyer shall enclose such revised prospectus with the notice to Rightsholders given pursuant to this paragraph
(b), and the Rightsholders shall make no offers or sales of shares pursuant to the Stockholder Registration Statement other than by means of such revised prospectus.

     6.3 Registration Procedures.

     (a) In connection with the filing by the Buyer of the Stockholder Registration Statement, the Buyer shall furnish to each Rightsholder such number of copies of the prospectus, including each preliminary prospectus, and any amendments thereto, any documents incorporated by reference therein and such other documents as such Rightsholder may reasonably request in order to facilitate the disposition of the Registrable Shares, all in conformity with the requirements of the Securities Act.

     (b) The Buyer shall use its best efforts to register or qualify the Registrable Shares covered by the Stockholder Registration Statement under the securities laws of such states as the Rightsholders shall reasonably request; provided, however, that the Buyer shall not be required in connection with this paragraph (b) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

     (c) Subject to the provisions of Section 6.2, upon the happening of any event which makes any statement made in the Stockholder Registration Statement untrue or which requires the making of any changes therein so that it will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, the Buyer shall promptly notify the Rightsholders of such occurrence and shall prepare and file with the SEC, as promptly as practicable thereafter, a supplement or amendment to the Stockholder Registration Statement so that it will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. If the Buyer has delivered preliminary or final prospectuses to the Rightsholders and after having done so the prospectus is amended to comply with the requirements of the Securities Act, the Buyer shall promptly notify the Rightsholders and, if requested by the Buyer, the Rightsholders shall immediately cease making offers or sales of shares under the Stockholder Registration Statement and return all prospectuses to the Buyer. The Buyer shall promptly provide the Rightsholders with revised prospectuses and, following receipt of the revised prospectuses, the Rightsholders shall be free to resume making offers and sales under the Stockholder Registration Statement.

     (d) The Buyer shall pay the expenses incurred by it in complying with its obligations under this Article VI, including without limitation all registration and filing fees, printing costs and the fees and expenses of the Buyer's counsel and accountants, but excluding any brokerage fees or underwriting or selling commissions incurred by the Right sholders in connection with sales under the Stockholder Registration Statement and excluding the fees and expenses of any counsel retained by the Rightsholders.

     (e) The Stockholder Registration Statement, the prospectus contained therein, all amendments to the foregoing (other than reports filed by the Buyer pursuant to the Exchange Act which are incorporated into the Stockholder Registration Statement and such prospectus) shall be subject to the prior reasonable approval of the Rightsholders and their counsel.

     (f) The Buyer shall provide and cause to be maintained a transfer agent and registrar for all Registrable Shares covered by the Stockholder Registration Statement from and after a date not later than the effective date of such Stockholder Registration Statement.

     (g) The Buyer shall use its best efforts to comply with all applicable rules and regulations of the SEC relating to the Stockholder Registration Statement, and make available to its securityholders, as soon as reasonably practicable but no later than 18 months after the effective date of the Stockholder Registration Statement, an earnings statement covering the period of at least 12 months beginning with the first full calendar month after the effective date of the Stockholder Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

     6.4 Requirements of Rightsholders. Each Rightsholder executing this Agreement hereby agrees, and each other Rightsholder shall as a condition to the inclusion of his or her Registrable Shares in the Stockholder Registration Statement provide to the Buyer a written instrument agreeing, as follows:

     (a) to furnish to the Buyer in writing such information regarding such Rightsholder, the contemplated distribution of the Registrable Shares by such Rightsholder (which may be by whatever lawful method or methods, whether to an underwriter or through brokers or otherwise, as the Rightsholders may choose) and such other information as the Buyer may reasonably request in connection with the Stockholder Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities;

     (b) to indemnify the Buyer and each of its directors and officers against, and hold the Buyer and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which the Buyer or such directors and officers may become subject by reason of any statement or omission in the Stockholder Registration Statement made in reliance upon, or in conformity with, written information furnished by such Rightsholder pursuant to this Section 6.4;

     (c) to report to the Buyer sales made pursuant to the Stockholder Registration Statement; and

     (d) to comply with the provisions of this Article VI.

     6.5 Indemnification. The Buyer agrees to indemnify and hold harmless each Rightsholder whose Registrable Shares are included in the Stockholder Registration Statement against any losses, claims, damages, expenses or liabilities to which such Rightsholder may become subject by reason of any untrue statement of a material fact contained in the Stockholder Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon statements or omissions made in reliance upon, or in conformity with, written information furnished to the Buyer by or on behalf of a Rightsholder for use in the Stockholder Registration Statement. The Buyer shall have the right to assume the defense and settlement of any claim or suit for which the Buyer may be responsible for indemnification under this Section 6.5; provided that the Buyer shall not settle any claim or suit in respect of a Rightsholder without the written consent of such Rightsholder unless such settlement includes an unconditional release of such Rightsholder from all liability in respect of such claim or suit.

     6.6 Assignment of Rights. A Rightsholder may not assign any of its rights under this Article VI except in connection with the transfer of some or all of his or her Registrable Shares to a child or spouse, or trust for their benefit, to the person to whom such Registrable Shares are transferred by the laws of descent and distribution or to a person to whom at least one-half of all the Registrable Shares held by such Rightsholder are transferred, provided each such transferee agrees in a written instrument delivered to the Buyer to be bound by the provisions of this Article VI.


                                 ARTICLE VII
                                 DEFINITIONS

     For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.


Defined Term                        Section
------------                        -------
  Average Market Price                1.5(a)(i)
  Broker                              1.3(i)
  Broker Agreement                    1.3(i)
  Buyer                               Introduction
  Buyer Activity                      6.2(a)
  Buyer Common Stock                  1.5(a)
  Buyer Material Adverse Effect       3.6
  Buyer Options                       3.2
  Buyer Reports                       3.5
  Certificates                        1.5(b)
  Closing                             1.2
  Closing Date                        1.2
  Code                                Introduction
  Company                             Introduction
  Company Intellectual Property       2.6(a)
  Company Material Adverse Effect     Article II
  Company Shares                      1.3(m)
  Company Stockholders                1.3(b)
  Company Transaction Expenses        2.26
  Contract                            2.12(a)

  Conversion Ratio                    1.5(a)
  Damages                             5.1
  Disclosure Schedule                 Article II
  Dissenting Shares                   1.9
  Effective Time                      1.1
  ERISA                               2.22(b)
  Escrow Agent                        1.3(o)
  Escrow Agreement                    1.3(o)
  Escrow Shares                       1.5(b)
  Exchange Act                        3.5
  Expense Amount                      2.26
  Indemnification Representatives     1.3(o)
  Initial Shares                      1.5(b)
  Intellectual Property               2.6(a)
  Merger                              1.1
  Merger Filings                      1.1
  Merger Shares                       1.5(b)
  Nasdaq                              3.10
  Options                             1.8(a)
  Parties                             Introduction
  Pooling Date                        4.3
  Registrable Shares                  6.1
  Requisite Stockholder Approval      2.3
  Rightsholders                       6.1
  SEC                                 3.5
  Securities Act                      1.8(c)
  Software                            2.6(e)
  Stockholder Registration Statement  6.1
  Surviving Corporation               1.1
  Taxes                               2.15
  Transitory Subsidiary               Introduction



                                 ARTICLE VIII
                                MISCELLANEOUS

     8.1 [Intentionally omitted].

     8.2 No Third Party Beneficiaries. Except as provided in the next sentence, with the exception of the provisions of Article I concerning issuance of the Merger Shares and Article VI, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, the Buyer acknowledges that (i) the Company Stockholders have each relied on the representations and warranties of the Buyer and the covenants and obligations of the Buyer contained in this Agreement and (ii) the officers and directors of the Company immediately prior to the Effective Time shall have the rights afforded to them in Section 4.4.

     8.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations among the Parties, written or oral, that may have related in any way to the subject matter hereof.

     8.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

     8.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     8.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:


       If to the Company:            With a Copy to:
       -----------------             --------------

       Allpen Software               Morrison & Foerster LLP
       16975 Lark Avenue, Suite 200  425 Market Street
       Los Gatos, CA  95030          San Francisco, CA 94105
       Attn:  Ivan W. Yurtin         Attn: Gavin B. Grover, Esq.
       Fax No.: (408) 399-4395       Fax No.: (415) 268-7522

       If to the Buyer or the
       Transitory Subsidiary:        With a Copy to:
       ---------------------         --------------

       Spyglass, Inc.                Hale and Dorr LLP
       One Cambridge Center          60 State Street
       Cambridge, MA  02142          Boston, MA  02109
       Attn:  Michael F. Tyrrell     Attn:  Patrick J. Rondeau, Esq.
       Fax: (617) 679-4782           Fax: (617) 526-5000


Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware; notwithstanding the foregoing, the implementation and effect of the Merger shall be governed by the laws of the State of California.

     8.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     8.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                     [THE NEXT PAGE IS THE SIGNATURE PAGE]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                      SPYGLASS, INC.


                                      By: /s/ Michael F. Tyrrell
                                          ------------------------------

                                      Title:  Executive Vice President


                                      SPYGLASS ACQUISITION CORP.


                                      By: /s/ Douglas P. Colbeth
                                          ------------------------------
                                          President


                                      By: /s/ Michael F. Tyrrell
                                          ------------------------------
                                          Secretary


                                      ALLPEN SOFTWARE


                                      By: /s/ Ivan W. Yurtin
                                          ------------------------------
                                          President


                                      By: /s/ Wayne B. Yurtin
                                          ------------------------------
                                          Secretary

     The undersigned stockholders of the Company hereby agree to all of the terms of this Agreement covering the Company Stockholders, including without limitation the terms of Section 1.5, Section 1.7, Article V and Article VI, and to execute and deliver at the Closing the agreements and instruments to be executed and delivered by them pursuant to Section 1.3.



                                     /s/ Ivan W. Yurtin
                                     ------------------------------
                                     IVAN W. YURTIN


                                     /s/ Wayne B. Yurtin
                                     ------------------------------
                                     WAYNE B. YURTIN


                                     /s/ S. Tupper Snook
                                     ------------------------------
                                     S. TUPPER SNOOK